Exhibit 99.1

News Corporation

New Release

For Immediate Release Contact: Andrew Butcher 212-852-7070

Stanley S. Shuman Resigns from Board of Directors

Shuman to Become Director-Emeritus of News Corporation

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NEW YORK, NY, October 6, 2005 -- News Corporation today announced that Stanley S. Shuman has resigned from the Company's Board of Directors.

Mr. Shuman, who is managing director of Allen and Company LLC, has been a director of News Corporation since 1982.  He will continue his association with the Company as Director-Emeritus, attending Board meetings but not voting on resolutions.

Mr. Shuman said: "In order to permit News Corporation to come within applicable governance provisions by having its Board comprised of a majority of independent directors, I have decided to resign as a Director. I have been immensely privileged to serve on News Corp.'s Board for these many years and look forward to continuing my association with the Company in my new position as Director-Emeritus."

Mr. Shuman will not be replaced on the Board of Directors.  Following Mr. Shuman's resignation, the Board will be reduced to 13 members, a majority of whom are independent directors.

Commenting on Mr. Shuman's resignation, News Corporation Chairman and Chief Executive Officer Rupert Murdoch said: "Stan has been an outstanding director for the past 23 years as News Corp. has grown from a relatively small company focused on newspapers into one of the world's biggest and most diversified media companies.  His broad knowledge of the industry, his sage advice and his firm friendship have been deeply valued.  We are fortunate to be able to count on Stan's opinions in the future as he continues to contribute to our Company as Director-Emeritus.  All News Corp. stockholders owe Stan a debt of gratitude for the great work he has done for our Company over the years."

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of June 30, 2005 of approximately US$55 billion and total annual revenues of approximately US$24 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.